Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VALLEY NATIONAL BANCORP

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	22-2477875
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Penn Plaza

New York, New York 10119

(Address of Principal Executive Offices including Zip Code)

Bank Leumi Le-Israel Corporation 2018 Stock Option Plan

Bank Leumi le-Israel Corporation Restricted Stock Unit Agreement

(Full title of the plan)

Michael T. Rave

SEC/M&A Attorney

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

(Name and Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Matthew M. Guest, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Check one:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On September 22, 2021, Valley National Bancorp (“Valley,” the “Registrant,” “we,” “us” or “our”), Volcano Merger Sub Corporation (“Merger Sub”) and Bank Leumi le-Israel Corporation (“Leumi USA”) entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which, among other things, on April 1, 2022 (the “closing date”), Merger Sub merged with and into Leumi USA (the “merger”), with Leumi USA continuing after the merger as the surviving corporation, and immediately following the effective time of the merger (the “effective time”) and as part of a single integrated transaction, Leumi USA merged with and into the Registrant, with the Registrant remaining as the surviving corporation. Pursuant to the merger agreement, at the effective time, each outstanding option to purchase shares of common stock, par value $0.10 per share, of Leumi USA (the “Leumi USA common stock”) that was issued under the Bank Leumi Le-Israel Corporation 2018 Stock Option Plan (the “Leumi USA stock plan”) held by an individual who was actively employed by Leumi USA as of the date of the merger agreement fully vested and was assumed by the Registrant and converted into a stock option to acquire shares of common stock, no par value, of the Registrant (the “Registrant common stock” and each such option to acquire shares of Registrant common stock, a “converted option”). The converted options are subject to the same terms and conditions that were applicable to them under the Leumi USA stock plan as of immediately prior to the effective time, except that (i) the converted options relate to shares of Registrant common stock, and (ii) the number of shares underlying each such converted option and the applicable exercise price were adjusted based on an exchange ratio of 4.225 shares of Registrant common stock per share of Leumi USA common stock. The aggregate number of shares of Registrant common stock to be subject to such converted options will be 2,726,113. The Registrant is filing this Registration Statement to register such shares under the Securities Act of 1933, as amended (the “Securities Act”).

In addition to the shares of Registrant common stock being registered under the Leumi USA stock plan, the Registrant is hereby registering an additional 132,162 shares of Registrant common stock issuable in connection with the Registrant’s assumption and conversion of a restricted stock unit award granted to Avner Mendelson pursuant to a restricted stock unit agreement, dated as of January 6, 2022, by and between Avner Mendelson and Leumi USA (the “RSU agreement”). The restricted stock unit will vest and be settled in three equal installments on the first, second and third anniversaries of the closing date, subject to Mr. Mendelson’s compliance with the terms of the RSU agreement and the terms of the Non-Competition Agreement, dated as of September 22, 2021, by and between Avner Mendelson and Leumi USA, pursuant to which Mr. Mendelson agreed to certain covenants concerning non-competition and non-solicitation.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Valley with the SEC are incorporated by reference in this Registration Statement:

(a)	Annual Report of Valley National Bancorp on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 28, 2022;

(b)	Valley National Bancorp’s Current Reports on Form 8-K filed with the SEC on January 4, 2022, January 14, 2022, February 22, 2022 and April 1, 2022;

(c)

The information in the Definitive Proxy Statement for Valley National Bancorp’s 2021 Annual Meeting of Shareholders filed with the SEC on March  8, 2021 that is incorporated by reference into Valley National Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020; and

(d)

The description of Valley National Bancorp’s common stock which is contained in Valley National Bancorp’s registration statement on Form 8-A filed with the SEC on October 9, 2018, and any amendment or report filed for the purpose of updating such description.

In addition, all documents hereafter filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, are hereby incorporated herein by reference and are a part hereof from the date of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Information in Current Reports on Form 8-K furnished to the SEC, including under Item 2.02 or 7.01 of Form 8-K, prior to or subsequent to the date hereof will not be incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Indemnification. Article VI of the Registrant’s certificate of incorporation provides that the corporation shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney’s fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, to the full extent permitted by the New Jersey Business Corporation Act. Article VI also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the New Jersey Business Corporation Act, the term “corporate agent” includes any present or former director, officer, employee or agent of the corporation, and a person serving as a “corporate agent” at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the New Jersey Superior Court or the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent’s expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

Exculpation. Article VII of the Registrant’s certificate of incorporation provides (the term “Corporation” refers to the Registrant):

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by the Registrant in 1987.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Index to Exhibits herein.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the Filing Fee Table attached as an exhibit to the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT

4.1	Bank Leumi Le-Israel Corporation 2018 Stock Option Plan.

4.2	Bank Leumi le-Israel Corporation Restricted Stock Unit Agreement, dated as of January 6, 2022, by and between Avner Mendelson and Bank Leumi le-Israel Corporation.

5.1	Opinion of Ronald H. Janis, Esq.

23.1	Consent of Ronald H. Janis, Esq. (included in Exhibit 5.1)

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included in the signature page to this Registration Statement)

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of New Jersey, on this 1st day of April 2022.

VALLEY NATIONAL BANCORP

By:	/s/ Ronald H. Janis
Ronald H. Janis Senior Executive Vice President and General Counsel

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ira Robbins, Michael D. Hagedorn and Michael T. Rave attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this registration statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney have been signed by the following persons in the capacities indicated on April 1, 2022.

Signature	Title

/s/ Ira Robbins Ira Robbins	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Michael D. Hagedorn Michael D. Hagedorn	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Mitchell L. Crandell Mitchell L. Crandell	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Avner Mendelson Avner Mendelson	Vice Chairman of the Board and Director

/s/ Andrew B. Abramson Andrew B. Abramson	Director

/s/ Ronen Agassi Ronen Agassi	Director

/s/ Peter J. Baum Peter J. Baum	Director

/s/ Eric P. Edelstein Eric P. Edelstein	Director

/s/ Marc J. Lenner Marc J. Lenner	Director

/s/ Peter V Maio Peter V Maio	Director

/s/ Suresh L. Sani Suresh L. Sani	Director

/s/ Lisa J. Schultz Lisa J. Schultz	Director

/s/ Jennifer W. Steans Jennifer W. Steans	Director

/s/ Jeffrey S. Wilks Jeffrey S. Wilks	Director

/s/ Dr. Sidney S. Williams, Jr. Dr. Sidney S. Williams, Jr.	Director